Exhibit 1.6

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Investor Relations	Media Relations
Craig Celek CDC Corporation (212) 661-2160 craig.celek@cdccorporation.net	Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com

CDC Software Delivers Newest Version of Ross OnePlan for
On-Demand Planning and Factory Scheduling

Software as a Service (SaaS) solution provides customers with increased ease-of-use and improved manufacturing performance management

ATLANTA – Aug. 31, 2006 – CDC Software, the enterprise software company of CDC Corporation (NASDAQ: CHINA), today announced that the latest release of its Ross OnePlan applications are now available. These applications provided as on-demand Software as a Service (SaaS), enable customers to buy, implement and begin using the technology in a very short time period. A critical supply chain management solution, OnePlan 5.0 delivers increased production schedule visibility, manufacturing performance management and greater ease-of-use for demand-driven process and consumer products manufacturers. The applications are easily integrated to customers’ existing ERP systems enabling the transfer of manufacturing and scheduling data with legacy systems.

OnePlan 5.0 enables factory plans and schedules to be quickly updated to match the speed of the business – weekly, daily or hourly – to balance changing demand for products with available material, labor and equipment capacity. In addition to its finite scheduling functionality, OnePlan includes predictive metrics with workflow capabilities to provide powerful performance management, team planning and communication capabilities. This combination of collaborative scheduling with metrics-based performance management gives manufacturers a compelling value proposition for increasing “perfect-order” performance while improving efficiency of plant, labor and materials utilization in the factory.

Darigold, one of the nation’s largest agricultural cooperatives, producing the equivalent of two million gallons of milk everyday, began using OnePlan in its Portland, Ore., plant in 2005 and in its Issaquah plant in 2006. Darigold recently implemented version 5.0 in both plants and is already seeing benefits in the efficiency of the company’s operations that exceed expectations.

“With the rapid implementation of OnePlan 5.0, we’ve already begun to see changes in our manufacturing operations,” said Rob Scacco, supply chain strategy and optimization manager at Darigold. “We are very happy to see the commitment to thoughtful feature development and quality CDC Software is putting into its products.”

OnePlan is delivered as a Software as a Service (SaaS) solution with a monthly subscription fee. Unlike traditional solutions, customers require no hardware, software or IT support to run OnePlan other than a standard PC and Web browser. Another key feature is collaboration of reports, schedules and analytics results across the organization.

“We acquired the OnePlan applications earlier this year and are proud to demonstrate our customer commitments with the on-time release of the latest enhancements in version 5.0,” said Eric Musser, president, CDC Software. “The on-demand planning and scheduling applications in OnePlan are proven to help companies with legacy ERP systems improve the efficiency and responsiveness of their operations. We are seeing rapidly growing interest in these cost-effective applications and, with no software to install locally, customer sites around the world can be up and running in a few short weeks and realize an immediate return on the investment. We are continuing to ramp-up our sales and delivery capabilities on a global scale to address the demand.”

Other notable enhancements in OnePlan 5.0, which is available immediately, include:

•	Improved operational efficiency – A powerful scheduling engine with flexible sequencing logic allows OnePlan to deliver significant improvements in operational efficiency, including reduced changeovers, increased capacity utilization, reduced inventory levels and reduced labor costs. The results are higher customer-service levels at lower costs.

•	Improved response to change – OnePlan’s dynamic alert capabilities help customers identify and respond rapidly to changing demand and materials availability in an enhanced manner.

•	Modeling of by-products – Bills of materials have been extended in OnePlan 5.0 to handle products that arise in the manufacturing process. Customers can now easily create, view and edit by-products and can also easily see by-products when viewing the plans for an item and when examining the inventory analysis for an item.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Ross OnePlan to deliver increased production schedule visibility, manufacturing performance management and ease-of-use for demand driven manufacturers, increase “perfect-order’ performance, improve efficiency of plant, labor and materials utilization, and improve operational efficiency such as reduce changeover, increase capacity utilization, reduce inventory levels and reduce labor costs. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the continued ability of Ross’ solutions to address industry-specific requirements; demand for and market acceptance of new and existing enterprise software and services; development of new functionalities which would allow companies to compete more effectively and changes in the type of information required to compete. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.